SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 1, 2009

FLEX FUELS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52601	20-5242826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Oceana House 39-49 Commercial Road Southampton, UK	SO15 1GA
(Address of principal executive offices)	(Zip Code)

+44(0)2920504712
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL AGREEMENT.

On May 1, 2009 we entered into an Investment Agreement (the “Investment Agreement”) with WDX Organisation Limited (“WDX”), a corporation incorporated under the laws of England and Wales, and the founding shareholders of WDX (the “Founders”), the owners of all of the issued and outstanding shares of WDX.  On the same date, we entered into a related Loan Agreement (the “Loan Agreement”) and a related Option and Funding Agreement (the “Funding Agreement”) with WDX.  The Investment Agreement, Loan Agreement and Funding Agreement are hereinafter collectively referred to as the “Agreements”.

WDX is the developer of a technology designed to mitigate currency risk (the “Product”).  Final development of the Product is in progress.  WDX has not achieved any operating revenues to date and does not expect to achieve operating revenues until such time, if ever, that the Product is successfully completed and marketed.

The Agreements provide for us to make loans to WDX in the minimum amount of £150,000 (approximately US$225,510) and the maximum amount of £600,000 (approximately US$902,040) and receive shares in WDX constituting a minimum of 51% and a maximum of 73% of WDX’s outstanding share capital on a fully diluted basis.  The Agreements contain conditions which must be satisfied by WDX in connection with the loans.  Failure to satisfy such conditions could result in our receiving rights to acquire up to an additional 20% of WDX on a fully diluted basis, or 93% in total.

The initial loan under the Agreements in the amount of £150,000 (the “Initial Loan” or the “Phase 1 Funding”) was made upon execution of the Agreements and resulted in our receipt of 5,100 WDX shares owned by the Founders.  These shares represent 51% of WDX’s fully diluted, outstanding share capital.  Any additional loans to be made under the Agreements will be made at our option.  The Initial Loan is evidenced by and secured by a WDX debenture.  All subsequent loans under the Agreements, if any, will be similarly evidenced and secured.  WDX is obligated to apply the Initial Loan proceeds and any subsequent loan proceeds to finance the development, marketing and sale of the Product and subject to our approval, to reimburse the Founders for reasonably incurred costs related thereto.

Interest accrues on the Initial Loan proceeds and all subsequent loan proceeds, if any, at the rate of 0.5% per annum, compounded semi-annually, from the date of the loan through the repayment date.  If WDX fails to repay any such proceeds when due or pay any other amounts payable under the Agreements when due, the interest rate will increase to 10% per annum until paid.  Until the Initial Loan and all subsequent loans, if any, are paid in full, including all interest accrued thereon, WDX is required, within 3 business days of the end of each month, to pay us an amount equal to at least 50% of its available cash unless the remaining loan balance is less than 50% of WDX’s available cash, in which event the balance of the loans, including all interest accrued thereon, are required to be repaid in full.

The Agreements contain standard warranties and covenants by WDX, the failure of which to meet or satisfy constitute events of default by WDX.  These warranties and covenants include, the obligation of WDX, during all times that loans are outstanding, (i) to make certain that the loans rank at least pari passu with other WDX indebtedness; (ii) to not change the nature of its business; and (iii) to not make cash distributions in the form of dividends, or otherwise, to its shareholders.  The Agreements also contain standard events of default including, but not limited to, (i) the failure of WDX to make payments within 3 business days of applicable due dates; (ii) WDX’s cessation of business; (iii) any default under any other indebtedness of WDX; (iv) WDX’s becoming insolvent; and (v) the appointment of an administrator or receiver for WDX.  Upon the occurrence of an event of default, we can declare the outstanding loans, together with all accrued interest, fees and other sums owed by WDX to us under the Agreements to be immediately due and payable or take steps to enforce all security rights we may have in WDX assets.

The Option and Funding Agreement gives us the option to provide additional funding of up to £450,000 (approximately US$676,530) to WDX (the “Phase 2 Funding”) to purchase additional shares of WDX constituting in the aggregate 22% of WDX’s outstanding shares on a fully diluted basis.  The option is exercisable by us at any time on or after July 31, 2009 through the earlier of (i) the date upon which all outstanding loans made by us to WDX, together with all interest accrued thereon is repaid in full, or (ii) April 30, 2011.  The Phase 2 Funding is required to be used in the same manner as the Phase 1 Funding, bears the same rate of interest as the Phase 1 Funding, and is repayable on the same terms as the Phase 1 Funding.  Phase 2 Funding will be made available on drawdowns of £50,000 (approximately US$75,170).  Each drawdown is subject to (i) no event of default having occurred or be continuing or which would result from the proposed drawdown; and (ii) each warranty of WDX given under the Agreements being true, accurate and not misleading in all respects on the date of any drawdown notice and drawdown.  Upon each drawdown, we will receive WDX shares in such amount that will equal, at the relevant time, the percentage which the value of the drawdown (£50,000) bears to the value of the maximum Phase 2 Funding (£450,000) which is 2.44%.

The Investment Agreement contains customary confidentiality provisions and a non-compete provision.  The non-compete prohibits us and the Founders from engaging, directly or indirectly, in a trade or business which competes with WDX during the term of the Agreements and for a period of two years thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX FUELS ENERGY, INC.

Dated: May 7, 2009	By:	/s/ Thomas Barr
Name: Thomas Barr
Chief Executive Officer and Director

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